Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 123 Dated 09/10/2007
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FGU4	$393,000.00	100.000%	0.625%	$390,543.75	FIXED	5.000%	SEMI-ANNUAL	09/15/2010	03/15/2008	$25.28	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: September 10, 2007 through September 10, 2007
Trade Date: Monday, September 10, 2007 @12:00 PM ET
Settle Date: Thursday, September 13, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, INCAPITAL, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04